Exhibit 99.1

Investor Contact:

William Stengel

HD Supply Investor Relations

770-852-9100

InvestorRelations@hdsupply.com

Media Contact:

Quiana Pinckney

HD Supply Public Relations

770-852-9057

Quiana.Pinckney@hdsupply.com

HD Supply Holdings, Inc. Announces Preliminary Monthly Sales in Conjunction with Attending the Baird Industrial Conference

ATLANTA, GA – November 5, 2013 – HD Supply Holdings, Inc. (NASDAQ:HDS), one of the largest industrial distributors in North America, today reported fiscal 2013 monthly net sales of $720 million in August, $690 million in September and an estimated $885 million in October. The October net sales are preliminary estimates.  Monthly net sales for the same periods in fiscal 2012 were $676 million in August, $639 million in September and $831 million in October. The fiscal 2013 year-over-year monthly net sales growth was 6.5%, 8.1% and an estimated 6.5% in August, September and October, respectively.  Excluding the impact of acquisitions and the Crown Bolt and The Home Depot, Inc. contract amendment, fiscal 2013 year-over-year monthly net sales growth was 5.8%, 7.3% and an estimated 5.8% in August, September and October, respectively. Our fiscal months for August, September and October in both years included four weeks, four weeks and five weeks, respectively.

“Our preliminary estimate for third quarter sales reflects solid execution in the midst of market uncertainties,” said Joe DeAngelo, CEO of HD Supply. “Our sales growth continues to outpace our estimates of market growth, despite continued sluggishness in non-residential, increased softness in utility and increased uncertainty in municipal end-markets, all of which we expect to be a headwind for the remainder of our fiscal year.  As we navigate through these market conditions, our focus remains on controllable execution. We will invest for growth while at the same time reducing costs across our businesses, enabling us to continue strengthening our leadership positions in our attractive markets.”

Baird’s 2013 Industrial Conference

As previously announced, DeAngelo will give a presentation at Baird’s 2013 Industrial Conference in Chicago on Wednesday, November 6 at 9:30 am Central.  A live webcast of this presentation will be available on HD Supply’s investor relations site at hdsupply.com.  A replay will be available shortly after the conclusion of the live presentation. The presentation was furnished to the U.S. Securities and Exchange Commission on a Form 8-K on November 5, 2013 and is available on the HD Supply company web page.

About HD Supply

HD Supply (www.hdsupply.com) is one of the largest industrial distributors in North America.  The company provides a broad range of products and value-add services to approximately 500,000 customers with leadership positions in maintenance, repair and operations, infrastructure and power and specialty construction sectors.  With more than 600 locations across 46 states and nine Canadian provinces, the company’s approximately 15,000 associates provide localized, customer-driven services including jobsite delivery, will call or direct-ship options, diversified logistics and innovative solutions that contribute to its customers’ success.

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